Exhibit 10.8

May 11, 2021

Mr. Venkat Nachiappan

Dear Venkat,

On behalf of John Reed and Arhaus, I am very pleased to offer you the position of Chief Information Officer.

Here are the details of your offer:

1.	Start date: June 4th 2021

2.	Base salary of $340,000 per year, paid bi-weekly.

3.

We will pay you a signing bonus of $50,000 (gross amount, subject to applicable tax withholding) within 30 days after your employment start date. Should you voluntarily resign from Arhaus, or be terminated for “Cause”, you will be required to repay the signing bonus according to the following schedule: within the first year, 100%: within the second year, prorated based on time worked.

4.	You will receive stipend for COBRA equal to two months of your current employers COBRA cost.

5.

You will be eligible for the Annual Corporate Salaried Bonus Plan (the “2021 Plan”), as the same is established by the Compensation Committee of the Board. Your target bonus will be 50% of your annual earnings. If achieved, the bonus will be paid in the 1st quarter of 2022.

6.	You will have 4 weeks of annual paid vacation, prorated for partial employment years.

7.

You will be eligible for all benefits offered to full-time Arhaus Associates, including a 401k Plan with a maximum 4% company matching contribution (eligibility begins after six (6) months of employment)

8.	You will be required to move to the Cleveland area by July 31st 2021. Arhaus will pay the cost of your relocation with the assistance of an Arhaus third party logistics provider.

9.

Upon execution of the standard Joinder Agreement, you will receive an award of Class G Units (the “Incentive Units”) in an amount determined by the Compensation Committee and become an “Incentive Member” of Arhaus, LLC.

10.

Your rights with respect to your “Incentive Units” as an “Incentive Member” of the Company are as set forth in your Equity Incentive Agreement with the Company which will be dated as of your start date (the “EIA”), and those rights (including, without limitation, rights impacted by the definition of “Cause” in the EIA, as distinct from the definition of Cause with respect to your rights outside of the EIA) are unaffected by anything contained in this letter.

11.

Should Arhaus choose to terminate your employment with the Company for any reason other than Cause (as defined below), or should you voluntarily resign from your employment with the Company for Good Reason (as defined below) you will be entitled, at the time of such termination or resignation, to the payment of a lump sum equal to the sum of: (a) 50% of the greater of (X) $330,000 or (Y) your highest base salary rate prior to such termination or resignation; plus (b) a COBRA stipend covering the six-month period immediately following such termination or resignation. Your lump sum payment will be subject to you signing a standard Arhaus employee severance agreement.

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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12.

Notwithstanding the provisions of the foregoing Paragraph 11, if you voluntarily resign from your employment with the Company for any reason other than Good Reason, you will not receive the lump sum payment or stipend set forth in Paragraph 11.

For purposes of this letter and the severance entitlement set forth in Paragraph 9 above, “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”.

For purposes of this letter and the severance entitlement set forth in Paragraph 9 above, “Good Reason” means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following our awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or Target Bonus potential; (ii) a diminution in your employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in your authority, duties or responsibilities; or (iv) the Company requires you to be based anywhere other than within fifty (50) miles of Boston Heights, Ohio.

This letter is a summary of the Company’s obligations to you with respect to the terms of your employment, and is not an employment contract. Nothing herein removes or modifies the Company’s “at-will” employment rights.

Venkat, the team and I look forward to working with you in your role as Chief Information Officer. Please feel free to contact me with any questions/concerns that you may have. Please counter-sign this letter confirming your acceptance and forward to me.

Sincerely,

/s/ Dawn Phillipson

Dawn Phillipson

Chief Financial Officer

Arhaus

I, Venkat Nachiappan, have read, understand, and accept the information outlined in this letter.

/s/ Venkat Nachiappan	5.11.21

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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